EXHIBIT 99.1

Standard Parking Corporation Reports 21 Percent Increase in Third Quarter Earnings Per Share

CHICAGO, Nov. 5, 2008 (GLOBE NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), one of the nation's leading providers of parking management, ground transportation and other ancillary services, today announced third quarter 2008 earnings per share increased 21% to $0.29, as compared with $0.24 per share in the third quarter of 2007.

Third Quarter Highlights

 * Total number of locations at the end of the third quarter up by
   6% over the 2007 third quarter

 * Total revenue growth of 12% (revenue figures exclude
   reimbursement of management contract expense)

 * Gross profit and operating income growth of 5% and 4%,
   respectively

 * Earnings per share increase of $0.05, a 21% increase as compared with the third quarter last year

 * Free cash flow of $1.3 million

 * Completed common stock repurchases of $24.6 million

2008 Full-Year Guidance

 * EPS expectation range narrowed to $1.00 - $1.05

 * Free cash flow expected to be in the range of $20 million - $25 million

James A. Wilhelm, President and Chief Executive Officer, said, "We are pleased that our business model continues to deliver solid results. As I said last quarter, we continue to focus on the basic elements of our business that will drive continued improvement in the Company's financial performance. These include growing the number of locations as well as increasing gross profit per location by taking advantage of our management contracts' fee escalation provisions and selling additional services. For the first nine months of 2008, 84% of the Company's total gross profit was derived from our management contract portfolio. Gross profit from those managed locations continued to grow during the third quarter of 2008, and for the first nine months of 2008 grew by 12% more than it grew in the first nine months of 2007. Based on our observations from previous economic downturns, we expect continued growth in gross profit from managed locations.

"While a majority of our locations benefit from operating under fixed fee management contracts, certain lease and reverse management locations, particularly in the airport and hotel areas, are experiencing the effects of the challenging economic environment. Earnings per share increased by 21% for the quarter as our operating results were enhanced by a lower effective tax rate and our continuing share repurchase program."

Wilhelm continued, "Even during these difficult economic times, we have been successful in winning new contracts with resulting gross profit from new business growing by more than 10% in the first nine months of 2008 as compared with the first nine months of last year. At the same time, we are maintaining high levels of location and profit retention, at 90% and 96%, respectively."

Wilhelm ended by stating, "We also continue to move forward with IT initiatives intended to improve operating efficiencies and reduce costs, which we expect to gradually realize during the course of 2009. Simultaneously, we remain vigilant in our focus on controlling costs throughout the economic downturn. We continue to deploy the Company's substantial free cash flow to pursue acquisitions and share buybacks. As a result of the share buyback program, the Company had 12% fewer basic shares outstanding on October 31 of 2008 as compared to October 31 of 2007."

Third Quarter Operating Results

Revenue for the third quarter of 2008, excluding reimbursed management contract expense, increased by 12% to $75.5 million from $67.3 million in the third quarter of 2007. New and acquired locations, as well as 2% growth from same locations, contributed to the overall revenue performance.

Gross profit in the quarter increased by 5% to $23.5 million from $22.3 million in the year ago quarter. A favorable change in insurance loss reserve estimates relating to prior years contributed $0.4 million to 2008's third quarter versus $0.7 million in the third quarter of 2007. This year's third quarter also benefited from the receipt of a $0.6 million insurance dividend as compared to an insurance dividend of $0.3 million received in the second quarter of 2007. During the third quarters of both 2008 and 2007, the Company sold certain contract rights that resulted in net gains of $0.4 million and $0.6 million respectively. The net impact of these items is negligible on year-over-year growth. On a same location basis, third quarter gross profit increased by 1% year over year.

General and administrative expenses increased by 6% to $12.0 million in the third quarter of 2008 from $11.4 million in the third quarter of 2007. As previously disclosed, the Company issued 750,000 restricted stock units to senior management in July of this year. These restricted stock units added $0.5 million to third quarter 2008 G&A expense. In the comparable period last year, the Company recorded a $0.4 million expense related to reorganizing certain support functions to further enhance productivity. The remainder of the increase in G&A is primarily attributable to investments in ongoing productivity focused IT initiatives. Sequentially, G&A for the 2008 third quarter, which for the first time includes restricted stock unit expense in the amount of $0.5 million, is unchanged from the 2008 second quarter.

Operating income increased by 4% to $9.9 million in the third quarter of 2008 from $9.5 million in the same period of last year.

Third quarter 2008 net interest expense was flat as compared with the same period last year as lower interest rates during this time period were offset by increased borrowings to fund acquisitions and the stock repurchase program. Resulting net income increased 13% to $5.1 million, or $0.29 per share, in the third quarter of 2008 from $4.5 million, or $0.24 per share, in the third quarter of 2007, an increase of 21% on a per share basis.

The Company generated $1.3 million of free cash flow during the third quarter of this year, which, along with draws on the revolving credit facility, was used to repurchase $24.6 million of common stock. The Company defines free cash flow to include changes in working capital. During the quarter, the company experienced changes in working capital which reduced free cash flow by approximately $6.0 million. Increases in accounts receivable of approximately $2.0 million were primarily attributable to the Company's investment in new client relationships requiring working capital. Decreases in accounts payable and accrued expenses of approximately $4.0 million were attributable primarily to decreases in amounts owed to clients. While these fluctuations in working capital do not fundamentally change the nature of the Company's free cash flow generation, the Company does not expect the working capital swings experienced in the third quarter to reverse before year-end. Consequently the Company is lowering its free cash flow guidance for the year from $27 million to $30 million to a current expectation of $20 million to $25 million.

As previously announced in July, the Company finalized an amended and restated credit agreement with its bank group, led by Bank of America and Wells Fargo. The agreement provides for a total credit facility of $210 million, an increase of $75 million, and an extended maturity of two years to July 2013. The Company's net debt to EBITDA leverage was 2.3x at September 30, 2008.

Recent Developments

Noteworthy new business activity includes the following:

 * The City and County of Denver selected a Standard Parking joint venture to manage the parking operation at Denver International
   Airport (DIA). The DIA parking operation is one of the largest in the world, with over 40,000 total parking spaces in two garages, four surface lots and two separate valet services. The operation, as to which the Standard Parking joint venture formally assumed management responsibilities on October 16, 2008, generates more than $100 million in annual parking revenue.

 * The Capital Regional Airport Commission selected Standard Parking to manage the 7,300 parking spaces in two garages and three remote surface lots at Richmond International Airport. The
   Company will operate a fleet of 15 shuttle buses to transport passengers and Airport employees between the terminal and the three surface lots.

 * St. Joseph's Regional Medical Center awarded to Standard Parking a contract to manage its parking and valet services at both of its medical campuses in Patterson and Wayne, New Jersey. The parking operations will include a new 1,200 space parking
   facility to be constructed as part of a $250 million medical campus expansion project.

Year-to-Date Results

Revenue for the first nine months of 2008, excluding reimbursed management contract expense, increased by 15% to $225.5 million from $195.3 million in the first nine months of 2007.

Gross profit for the first nine months of 2008 increased by 9% to $68.7 million from $63.0 million in the same period of 2007. On a same location basis, gross profit increased by 2% during this period.

General and administrative expenses for the first nine months of 2008 increased 7% to $35.5 million from $33.0 million for the comparable period last year. General and administrative expenses as a percent of gross profit decreased to 51.6% for the first nine months of 2008 from 52.4% a year ago, reflecting continuing improvement in the Company's operating leverage.

Operating income for the first nine months of 2008 increased by 10% to $28.7 million from $26.1 million in the same period of the prior year.

Net income increased by 19% to $14.7 million for the first nine months of 2008 as compared with $12.4 million for the first nine months of 2007. Earnings per share for the first nine months of 2008 were $0.81, which is $0.17 or 27% higher than the same period a year ago.

Free cash flow of $15.5 million was generated during the first nine months of 2008 versus $22.4 million in the comparable period of 2007. The cash tax rate in the first nine months of 2008 was 10% compared with 5% in the first nine months of 2007. This increase in cash tax rates reduced free cash flow by $1.5 million. Free cash flow generated in the first nine months of 2008, along with borrowings under the revolving credit facility, was used to complete an acquisition and repurchase common stock. As of September 30, 2008, the Company had $45 million remaining under its current stock repurchase authorization.

Financial Outlook

Based on year-to-date results, the Company is narrowing its 2008 net earnings guidance range to $1.00 to $1.05 per share. Full year 2008 free cash flow is now expected to be in the range of $20 million to $25 million.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on Thursday, November 6, 2008, and will be available live and in replay to all analysts/investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at www.standardparking.com or www.earnings.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on either website and can be accessed for 30 days after the call.

Standard Parking, with more than 13,000 employees, manages approximately 2,200 facilities, containing over one million parking spaces in more than 330 cities across the United States and Canada, including parking-related and shuttle bus operations serving approximately 60 airports.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this report. Standard Parking's annual reports filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

DISCLOSURE NOTICE: The information contained in this document is as of November 5, 2008. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and tables contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases in connection with any discussion of future operating or financial performance. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to the operations and business environment, all of which are difficult to predict and many of which are beyond management's control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from forward-looking statements: the loss, or renewal on less favorable terms, of management contracts and leases; changes in general economic and business conditions or demographic trends; our ability to form and maintain relationships with large real estate owners, managers and developers; integration of future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; our ability to renew our insurance policies on acceptable terms, the extent to which our clients choose to obtain insurance coverage through us and our ability to successfully manage self-insured losses; availability, terms and deployment of capital; the ability of our majority shareholder to control our major corporate decisions; the impact of public and private regulations; the ability to obtain performance bonds on acceptable terms to guarantee our performance under certain contracts; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; changes in federal and state regulations including those affecting airports, parking lots at airports or automobile use; the loss of key employees; and development of new, competitive parking-related services. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Reports on Form 10-K and in its periodic reports on Forms 10-Q and 8-K.

                     STANDARD PARKING CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
         (in thousands, except for share and per share data)

                                             Sept. 30,       Dec. 31,
                                               2008           2007
                                             ---------      ---------
                                            (Unaudited)
                ASSETS
 Current assets:
 Cash and cash equivalents                   $  11,351      $   8,466
 Notes and accounts receivable, net             45,944         42,706
 Prepaid expenses and supplies                   3,045          2,765
 Deferred taxes                                  6,247          6,247
                                             ---------      ---------
   Total current assets                         66,587         60,184

 Leasehold improvements, equipment and
  construction in progress, net                 15,987         15,695
 Advances and deposits                           2,116          1,382
 Long-term receivables, net                      6,224          4,854
 Intangible and other assets, net                7,420          4,350
 Cost of contracts, net                         10,307          7,688
 Goodwill                                      124,361        119,890
 Deferred taxes                                     --          1,345
                                             ---------      ---------

   Total assets                              $ 233,002      $ 215,388
                                             =========      =========

     LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
 Accounts payable                            $  43,541      $  42,941
 Accrued and other current liabilities          30,207         33,195
 Current portion of long-term borrowings         1,215          1,938
                                             ---------      ---------
   Total current liabilities                    74,963         78,074

 Deferred taxes                                  4,902             --
 Long-term borrowings                          110,195         78,425
 Other long-term liabilities                    23,986         19,550

 Stockholders' equity:
 Common stock, par value $.001 per share;
  21,300,000 shares authorized;
  16,874,259 and 18,371,308 shares
  issued and outstanding as of September
  30, 2008 and December 31, 2007,
  respectively                                      17             18
 Additional paid-in capital                    118,054        150,520
 Accumulated other comprehensive income            418            482
 Treasury stock, at cost 165,266 and
  48,474 shares as of September 30, 2008
  and December 31, 2007, respectively           (3,687)        (1,172)
 Accumulated deficit                           (95,846)      (110,509)
                                             ---------      ---------
  Total stockholders' equity                    18,956         39,339
                                             ---------      ---------

  Total liabilities and stockholders' equity $ 233,002      $ 215,388
                                             =========      =========

                     STANDARD PARKING CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
    (in thousands, except for share and per share data, unaudited)

                         Three Months Ended      Nine Months Ended
                       ----------------------  ----------------------
                           September  30,          September 30,
                          2008        2007        2008        2007
                       ----------  ----------  ----------  ----------
 Parking services
  revenue:
 Lease contracts       $   38,634  $   36,182  $  116,331  $  107,368
 Management contracts      36,858      31,150     109,153      87,885
                       ----------  ----------  ----------  ----------
                           75,492      67,332     225,484     195,253
 Reimbursed management
  contract expense        101,919      85,167     300,687     263,252
                       ----------  ----------  ----------  ----------
   Total revenue          177,411     152,499     526,171     458,505

 Cost of parking
  services:
 Lease contracts           35,506      31,666     105,110      95,452
 Management contracts      16,510      13,378      51,718      36,805
                       ----------  ----------  ----------  ----------
                           52,016      45,044     156,828     132,257
 Reimbursed management
  contract expense        101,919      85,167     300,687     263,252
                       ----------  ----------  ----------  ----------
 Total cost of
  parking services        153,935     130,211     457,515     395,509

 Gross profit:
 Lease contracts            3,128       4,516      11,221      11,916
 Management contracts      20,348      17,772      57,435      51,080
                       ----------  ----------  ----------  ----------
   Total gross profit      23,476      22,288      68,656      62,996

 General and
  administrative
  expenses                 12,017      11,356      35,457      33,014
 Depreciation and
  amortization              1,539       1,389       4,489       3,917
                       ----------  ----------  ----------  ----------

 Operating income           9,920       9,543      28,710      26,065
 Other expenses
  (income):
   Interest expense         1,777       1,739       4,381       5,312
   Interest income           (106)        (47)       (189)       (493)
                       ----------  ----------  ----------  ----------
                            1,671       1,692       4,192       4,819
 Minority interest             (4)        109         121         358
                       ----------  ----------  ----------  ----------

 Income before
  income taxes              8,253       7,742      24,397      20,888
 Income tax expense         3,144       3,213       9,734       8,526
                       ----------  ----------  ----------  ----------
 Net income            $    5,109  $    4,529  $   14,663  $   12,362
                       ==========  ==========  ==========  ==========

 Common stock data:
 Net income per share:
   Basic               $     0.30  $     0.24  $     0.83  $     0.65
   Diluted             $     0.29  $     0.24  $     0.81  $     0.64
 Weighted average
  shares outstanding:
   Basic               17,244,932  18,720,640  17,753,188  18,952,622
   Diluted             17,694,208  19,159,252  18,165,087  19,418,196

                     STANDARD PARKING CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (in thousands, unaudited)

                                                 Nine Months Ended
                                              -----------------------
                                              Sept. 30,      Sept. 30,
                                                2008           2007
                                              --------       --------
 Operating activities:
 Net income                                   $ 14,663       $ 12,362
 Adjustments to reconcile net income to
  net cash provided by operations:
   Depreciation and amortization                 4,147          3,828
   Loss (gain) on sale of assets                   291           (533)
   Amortization of debt issuance costs             287            204
   Write off of debt issuance costs                 13             --
   Non-cash stock-based compensation               985            563
   Excess tax benefit related to stock
    option exercises                              (878)        (1,041)
   Provision (reversal) for losses on
    accounts receivable                             79            (22)
   Deferred income taxes                         6,247          6,348
   Change in operating assets and liabilities   (6,388)         3,655
                                              --------       --------
 Net cash provided by operating activities      19,446         25,364

 Investing activities:
 Acquisitions                                   (5,463)        (5,762)
 Purchase of leaseholds improvements
  and equipment                                 (3,539)        (3,024)
 Proceeds from sale of assets                      264             --
 Cost of contracts purchased                      (446)            --
 Contingent purchase payments                      (64)          (102)
                                              --------       --------
 Net cash used in investing activities          (9,248)        (8,888)

 Financing activities:
 Repurchase of common stock                    (37,512)       (14,996)
 Proceeds from exercise of stock options           722            848
 Tax benefit related to stock
  option exercises                                 878          1,041
 Proceeds from (payments on) senior
  credit facility                               32,450         (2,900)
 Payments on long-term borrowings                 (110)          (103)
 Payments of debt issuance costs                (2,349)           (35)
 Payments on capital leases                     (1,233)        (1,745)
                                              --------       --------
 Net cash used in financing activities          (7,154)       (17,890)

 Effect of exchange rate changes on
  cash and cash equivalents                       (159)           176
                                              --------       --------

 Increase (decrease) in cash and
  cash equivalents                               2,885         (1,238)
 Cash and cash equivalents at
  beginning of period                            8,466          8,058
                                              --------       --------

 Cash and cash equivalents at end of period   $ 11,351       $  6,820
                                              ========       ========
 Supplemental disclosures:
 Cash paid during the period for:
   Interest                                   $  6,960       $  5,049
   Income taxes                                  2,392            939
 Supplemental disclosures of
  non-cash activity:
 Debt issued for capital lease obligation           --             30

                     STANDARD PARKING CORPORATION
                            FREE CASH FLOW
    (in thousands, except for share and per share data, unaudited)

                         Three Months Ended      Nine Months Ended
                       ----------------------  ----------------------
                             September 30,           September 30,
                           2008        2007        2008        2007
                       ----------  ----------  ----------  ----------

 Operating income        $  9,920    $  9,543    $ 28,710    $ 26,065
   Depreciation and
    amortization, net
    of gain (loss) on
    sale of assets          1,539       1,389       4,489       3,917
   Non-cash
    compensation              520          98         985         563
   Income tax paid           (778)       (220)     (2,392)       (939)
   Minority interest            4        (109)       (121)       (358)
   Change in assets
    and liabilities        (7,036)        (62)     (7,773)      1,306
   Purchase of
    leaseholds,
    equipment and
    cost of contracts
    and contingent
    purchase payments      (1,038)       (541)     (3,785)     (3,126)
                       ----------  ----------  ----------  ----------
 Operating cash flow     $  3,131    $ 10,098    $ 20,113    $ 27,428
   Cash interest paid
    (before payment of
    debt issuance)
                           (1,840)     (1,677)     (4,611)     (5,014)
                       ----------  ----------  ----------  ----------
 Free cash flow (1)      $  1,291    $  8,421    $ 15,502    $ 22,414
   Decrease (increase)
    in cash and cash
    equivalents               244         574      (2,885)      1,238
                       ----------  ----------  ----------  ----------
 Free cash flow, net
  of change in cash      $  1,535    $  8,995    $ 12,617    $ 23,652

 (Uses)/Sources
  of cash:
   Proceeds from
    (Payments on)
    senior credit
    facility             $ 25,000    $  2,150    $ 32,450    ($ 2,900)
   (Payments) on other
    borrowings               (396)       (576)     (1,343)     (1,848)
   (Payments) of debt
    issuance costs         (2,314)         --      (2,349)        (35)
   Proceeds from
    exercise of
    stock options             380          94         722         848
   Tax benefit related
    to stock option
    exercises                 387          97         878       1,041
   (Repurchase) of
    common stock          (24,586)     (4,998)    (37,512)    (14,996)
   (Payments) on
    acquisitions               (6)     (5,762)     (5,463)     (5,762)
                       ----------  ----------  ----------  ----------
 Total (uses) of cash    ($ 1,535)   ($ 8,995)   ($12,617)   ($23,652)

 (1) Reconciliation of Free Cash Flow to Consolidated Statements of
     Cash Flow

                                        Nine        Six       Three
                                        Months     Months     Months
                                        Ended      Ended      Ended
                                       Sept. 30,  June 30,   Sept. 30,
                                         2008       2008       2008
                                       -------    -------    -------
 Net cash provided by operating
  activities                           $19,446    $17,018    $ 2,428
 Net cash (used in) investing
  activities                            (9,248)    (8,204)    (1,044)
 Acquisitions                            5,463      5,457          6
 Effect of exchange rate changes
  on cash and cash equivalents            (159)       (60)       (99)
                                       -------    -------    -------
 Free cash flow                        $15,502    $14,211    $ 1,291

                                        Nine        Six       Three
                                        Months     Months     Months
                                        Ended      Ended      Ended
                                       Sept. 30,  June 30,   Sept. 30,
                                         2007       2007       2007
                                       -------    -------    -------
 Net cash provided by operating
  activities                           $25,364    $16,561    $ 8,803
 Net cash (used in) investing
  activities                            (8,888)    (2,585)    (6,303)
 Acquisitions                            5,762         --      5,762
 Effect of exchange rate changes
  on cash and cash equivalents             176         17        159
                                       -------    -------    -------
 Free cash flow                        $22,414    $13,993    $ 8,421

                     STANDARD PARKING CORPORATION
                  EBITDA AND NET DEBT RECONCILIATION

                                              Twelve Months
                                                  Ended
                                              Sept. 30, 2008
                                                 --------
 Net Income                                      $ 19,674

 Add (subtract):
   Interest expense, net                            5,819
   Income tax expense                              12,475
   Depreciation and amortization                    5,907

 EBITDA (1)                                      $ 43,875

 Long-term borrowings, excluding
  current portion                                $110,195
 Current portion of long-term borrowings            1,215
 less:  Cash and cash equivalents                 (11,351)

 Net Debt                                        $100,059

 Net Debt to EBITDA multiple                         2.3x

 (1) EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by accounting principles generally accepted in the
     United States (GAAP), and the Company's calculations thereof may not be comparable to that reported by other companies EBITDA is calculated above as it is a basis upon which the Company assesses its liquidity position and because we believe that this presents useful information to investors regarding a company's ability to service and/or incur indebtedness. This belief is based upon the
     Company's negotiations with its lenders who have indicated that the amount of indebtedness it will be permitted to incur will be based, in part, on measures similar to its EBITDA. EBITDA does not take into account the Company's working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary use.

                     STANDARD PARKING CORPORATION
                            LOCATION COUNT

                                       Sept. 30,  Dec. 31,   Sept. 30,
                                         2008       2007       2007
                                       -------    -------    -------
 Managed facilities                      1,947      1,893      1,837
 Leased facilities                         238        238        234
                                       -------    -------    -------
 Total facilities                        2,185      2,131      2,071

CONTACT:  Standard Parking Corporation
          G. Marc Baumann, Executive Vice President and Chief
           Financial Officer
          (312) 274-2199
          mbaumann@standardparking.com